Exhibit 99.3

1440 Davey Road Woodridge, IL 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

Company Contact: Joe Camp 630-754-4352 Email: jcamp@advancedlifesciences.com
October 1, 2008	Media Contact: Melanie Nimrodi, Financial Relations Board, 312-546-3508 Email: mnimrodi@frbir.com Investors Contact: Kathy Price, Financial Relations Board, 213-486-6547 Email: kprice@frbir.com

Advanced Life Sciences Announces NDA Submission for Cethromycin In

Community Acquired Pneumonia

CHICAGO, IL, October 1, 2008/PRNewswire-FirstCall/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), today announced the submission of a new drug application (NDA) today for cethromycin in mild-to-moderate community acquired pneumonia (CAP).  Advanced Life Sciences also entered into debt and equity financing agreements to strengthen its balance sheet and help fund commitments associated with the NDA submission and pre-commercialization activities.

CAP is the sixth most common cause of death in the United States. CAP and other respiratory tract infections are caused by pathogens such as Streptococcus pneumoniae and Haemophilus influenzae. CAP affects 5.6 million patients in the United States each year, with 10 million physician visits and 2 million hospitalizations occurring annually.

Macrolides and penicillins are currently the front-line treatments for respiratory tract infections such as CAP.   As macrolide and penicillin resistance grows and has the potential to cause more clinical failures, there is a need for new antibiotics with unique mechanisms of action that can overcome this emerging resistance.

“We are excited to make our NDA submission for cethromycin in mild-to-moderate CAP,” said Michael T. Flavin, Ph.D., the Company’s chief executive officer.  “Our team has worked tirelessly to complete this important objective for the cethromycin program.  We look forward to advancing the cethromycin NDA through the FDA review process.”

The NDA submission is based on a full clinical development and manufacturing program for cethromycin.  The program included two global Phase III pivotal studies for the treatment of mild-to-moderate CAP in which cethromycin was dosed at 300 milligrams once daily for seven days compared to the standard of care therapy, Biaxin, which was dosed at 250 milligrams twice daily for seven days.  The data from these trials showed that cethromycin was non-inferior to Biaxin with a similar safety profile.  The most common adverse reactions for cethromycin were taste disturbance, diarrhea, nausea and headache.

More than 5,000 patients have been treated with cethromycin in 53 clinical trials to date.

In conjunction with the NDA submission, the Company has received a commitment to increase availability under its loan facility with Leaders Bank from $4 million to $10 million.  The commitment provides that the loan would mature on January 1, 2011 and contain substantially similar terms and conditions as the existing loan agreement between Advanced Life Sciences and Leaders Bank.  Advanced Life Sciences has also agreed to issue to Leaders as a closing fee warrants for the purchase of 65,000 shares of its common stock at an exercise price of $1 per share. Consummation of the increased loan facility is subject to entering into definitive agreements and other customary closing conditions.

Advanced Life Sciences has also entered into a standby equity distribution agreement (SEDA) with YA Global Investments, L.P. (Yorkville) for the sale of up to $15 million of shares of the Company’s common stock over a two-year period.

“The SEDA is an instrument that allows us financial flexibility while we advance our ongoing regulatory, partnering and pre-commercial activities for cethromycin,” said John L. Flavin President and CFO of Advanced Life Sciences. “Our ability to choose if, and when, to access funds under the SEDA facility provides us with flexibility and the potential to minimize dilution for our stockholders.”

Under the terms of the SEDA, Advanced Life Sciences may from time to time, in its discretion, sell newly-issued shares of its common stock to Yorkville at a discount to market of 5%.   The amount of each advance is generally limited to $400,000 in any weekly period.   Advanced Life Sciences is not obligated to utilize any of the $15 million available under the SEDA and there are no minimum commitments or minimum use penalties.

Based upon the Company’s currently outstanding shares of common stock, and options and warrants to purchase common stock, the aggregate number of shares that Advanced Life Sciences may sell under the SEDA without stockholder approval is currently limited to approximately 5.3 million shares.  Unless stockholder approval is sought and obtained, the total amount of funds that ultimately can be raised under the SEDA over the two-year term will depend on the then-current price for Advanced Life Sciences’ stock and the number of shares actually sold. Advanced Life Sciences’ new credit agreement with Leaders will also contain a covenant limiting the Company’s utilization of the SEDA to $9 million without Leaders’ prior consent.

The SEDA does not impose any restrictions on the Company’s operating activities. During the term of the SEDA, Yorkville is prohibited from engaging in any short selling or derivative transactions related to the Company’s common stock.   Advanced Life Sciences issued 393,339 shares of common stock to Yorkville as a commitment fee in connection with entering into the SEDA.  Advanced Life Sciences also agreed to file with the SEC a registration statement, the effectiveness of which is a condition to the purchase and sale of any shares, with respect to common stock issuable under the SEDA.

The Company will discuss today’s news in a conference call with investors at 9:00 a.m. ET today.

Conference Call Details

The conference call will be webcast live over the Internet. To access the webcast, visit the Investor Relations section of the Advanced Life Sciences corporate website at http://www.advancedlifesciences.com. Alternatively, investors may participate in the conference call by dialing 888-679-8018 (domestic) or 617-213-4845 (international). The passcode for the conference call is 99287584. A replay of the conference call will be available until October 8, 2008. Callers may access the telephone replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 29205976. Investors are advised to dial into the call at least ten minutes prior to the call to register. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P88ATW9XX. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

About Cethromycin

Cethromycin has shown higher in vitro potency and a broader range of activity than macrolides against Gram-positive bacteria associated with respiratory tract infections, and, again in in vitro tests, it appears to be effective against penicillin- and macrolide-resistant bacteria. Cethromycin has a mechanism of action that may slow the onset of future bacterial resistance. In addition to its utility in CAP, cethromycin is also being investigated for the prophylactic treatment of inhalation anthrax post-exposure.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and respiratory diseases.  The Company’s lead candidate, cethromycin, is a novel once-a-day oral antibiotic in pre-commercial development for the treatment of respiratory tract infections including CAP.  For more information, please visit us on the web at http://www.advancedlifesciences.com.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  The Company does not undertake any obligations to update any forward-looking statements whether as a result of new information, future events or otherwise.  Our actual results could differ materially from those discussed herein due to several factors including the our ability to obtain and maintain regulatory approval and labeling of our product candidates; our plans to develop and commercialize our product candidates; the loss of key scientific or management personnel; the size and growth of potential markets for our product candidates and our ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of our estimates regarding expenses, future revenues and capital requirements; our ability to obtain financing on terms acceptable to us; our ability to obtain and maintain intellectual property protection for our product candidates; the successful development of our sales and marketing capabilities; the success of competing drugs that become available; and the performance of third party collaborators and manufacturers.  These and additional risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.